EXHIBIT 99.1

July 17, 2003

TO THE MEMBERS OF THE BOARD OF DIRECTORS OF HEICO CORPORATION AND THE EXECUTIVE OFFICERS OF HEICO CORPORATION

RE:      TEMPORARY SUSPENSION OF TRADING IN SECURITIES OF HEICO CORPORATION

This notice is to inform you that the HEICO Savings and Investment Plan ("Plan") will be changing recordkeepers and investment options. As a result of these changes, participants in the Plan will temporarily be unable to direct or diversify their investments in the Plan, obtain a loan from the Plan, or obtain a distribution from the Plan. This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a "blackout period". The blackout period for the Plan is expected to begin on August 15, 2003 and end on November 30, 2003.

Under SEC regulations adopted earlier this year in response to Section 306(a) of the Sarbanes-Oxley Act of 2002, any director or executive officer of an issuer of any equity security is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the issuer during a pension fund blackout period that temporarily prevents plan participants or beneficiaries from engaging in equity securities transactions through their plan accounts, if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer. Accordingly, during the blackout period for the Plan, you may not exercise any stock options or sell any shares of HEICO Common Stock or HEICO Class A Common Stock that you acquired in connection with your service or employment as a director or executive officer of HEICO Corporation.

If you have any questions on this matter, please contact Victor Mendelson at 305-374-1745 ext. 7590 or me at 954-744-7560.

Kindest regards,



Thomas S. Irwin
Executive Vice President
Chief Financial Officer